Exhibit 10.1

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) dated and effective as of November 7, 2019 (the “Effective Date”) by and among SILICON VALLEY BANK, a California corporation (“Bank”), and LEAF GROUP LTD., a Delaware corporation (“Parent”), SOCIETY6, LLC, a Delaware limited liability company, WELL+GOOD LLC, a New York limited liability company, LS MEDIA HOLDINGS, LLC, a Delaware limited liability company, DENY DESIGNS, LLC, a Delaware limited liability company, SAATCHI ONLINE, INC., a Delaware corporation, OTHER ART FAIRS, LLC, a Delaware limited liability company, LEAF GROUP SERVICES, LLC, a Delaware limited liability company and LEAF OIYS, LLC, a Delaware limited liability company (together with Parent, each a “Co-Borrower” and collectively, “Co-Borrowers”), provides the terms on which Bank shall lend to Co-Borrowers, and Co-Borrowers shall repay Bank.  The parties agree as follows:

1                                         ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP.  Calculations and determinations must be made following GAAP.  Notwithstanding any terms in this Agreement to the contrary, for purposes of any financial covenant and other financial calculations in this Agreement (other than for purposes of updating the Borrowing Base) which are made in whole or in part based upon the Availability Amount as of the last day of a particular month, calculations relying on information from a Borrowing Base Statement shall be derived from the Borrowing Base Statement delivered within ten (10) Business Days of month end pursuant to Section 6.2(a) (and not, for clarity, any more recent Borrowing Base Statement delivered after such period), and the actual delivery date of such Borrowing Base Statement shall be deemed to be the last day of the applicable month.  Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13.  All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2                                         LOAN AND TERMS OF PAYMENT

2.1                               Promise to Pay.  Co-Borrowers hereby unconditionally promise to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.2                               Revolving Line.

(a)                                 Availability.  Subject to the terms and conditions of this Agreement and to deduction of Reserves, Bank shall make Advances to Borrower in an aggregate original principal amount not exceeding the Availability Amount.  Amounts borrowed under the Revolving Line may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.

(b)                                 Termination; Repayment.  The Revolving Line terminates on the Revolving Line Maturity Date, when the outstanding principal amount of all Advances, the accrued unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable.

2.3                               Overadvances.  If, at any time, the outstanding principal amount of any Advances exceeds the lesser of either the Revolving Line or the Borrowing Base, Co-Borrowers shall immediately pay to Bank in cash the amount of such excess (such excess, the “Overadvance”). Without limiting Co-Borrowers’ obligation to repay Bank any Overadvance, Co-Borrowers agree to pay Bank interest on the outstanding amount of any Overadvance, on demand, at a per annum rate equal to the rate that is otherwise applicable to Advances plus five percent (5.0%).

2.4                               Payment of Interest on the Credit Extensions.

(a)                                 Interest Rate.  Subject to Section 2.4(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to the greater of (A) one half of one percentage point (0.50%) above the Prime Rate and (B) five  percentage points (5.00%), which interest shall be payable monthly in arrears in accordance with Section 2.4(d) below.

(b)                                 Default Rate.  Immediately upon the occurrence and during the continuance of an Event of Default, outstanding Obligations (including any Obligations due and owing in connection with the exercise by Bank of its acceleration rights outlined in Section 9.1 hereof) under the Loan Documents shall bear interest at a rate per annum which is five percent (5.0%) above the rate that is otherwise applicable thereto (the “Default Rate”) unless Bank, in its sole discretion, otherwise elects to impose a smaller increase.  Fees and expenses which are required to be paid by Co-Borrowers pursuant to the Loan Documents (including, without limitation, Bank Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations.  Payment or acceptance of the increased interest rate provided in this Section 2.4(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

(c)                                  Adjustment to Interest Rate.  Changes to the interest rate of any Credit Extension based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.

(d)                                 Payment; Interest Computation.  Interest is payable monthly in arrears on the last calendar day of each calendar month and shall be computed on the basis of a three-hundred-sixty (360) day year for the actual number of days elapsed.  In computing interest, (i) all payments received after 12:00 p.m. Pacific time on any day shall be deemed received at the opening of business on the next Business Day, and (ii) the date of the making of any Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension.

2.5                               Fees.  Co-Borrowers shall pay to Bank:

(a)                                 Revolving Line Commitment Fee.  A fully earned, non-refundable commitment fee of Fifty Thousand Dollars ($50,000), on the Effective Date;

(b)                                 Unused Revolving Line Facility Fee.  Payable monthly in arrears on the last day of each calendar month occurring prior to the Revolving Line Maturity Date, and on the Revolving Line Maturity Date, a fee in an amount equal to two-tenths of one percentage point (0.20%) per annum of the average unused portion of the Revolving Line, as determined by Bank, computed on the basis of a year with the applicable number of days as set forth in Section 2.4(d) (the “Unused Revolving Line Facility Fee”).  The unused portion of the Revolving Line, for purposes of this calculation, shall be calculated on a calendar year basis and shall equal the difference between (i) the Revolving Line (less any Reserves, if applicable), and (ii) the average for the period of the daily closing balance of the Revolving Line outstanding; and

(c)                                  Bank Expenses.  All reasonable documented out-of-pocket Bank Expenses (including reasonable documented out-of-pocket attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due (or, if no stated due date, upon demand by Bank).  Prior to the date hereof, Borrower has paid to Bank a good faith deposit of Fifteen Thousand Dollars ($15,000) (the “Good Faith Deposit”) to initiate Bank’s due diligence review process, which shall be applied to Bank Expenses.  Any portion of Good Faith Deposit not utilized to pay Bank Expenses shall be applied to the commitment fee owing pursuant to Section 2.5(a).

(d)                                 Fees Fully Earned.  Unless otherwise provided in this Agreement or in a separate writing by Bank, Co-Borrowers shall not be entitled to any credit, rebate, or repayment of any fees earned by Bank pursuant to this Agreement notwithstanding any termination of this Agreement or the suspension or termination of Bank’s obligation to make loans and advances hereunder.  Bank may deduct amounts owing by Co-Borrowers under the clauses of this Section 2.5 pursuant to the terms of Section 2.6(c).  Bank shall provide Co-Borrowers written notice of deductions made from the Designated Deposit Account or any other deposit account of Borrower pursuant to the terms of the clauses of this Section 2.5.

2.6                               Payments; Application of Payments; Debit of Accounts.

(a)                                 All payments to be made by Co-Borrowers under any Loan Document shall be made in immediately available funds in Dollars, without setoff or counterclaim, before 12:00 p.m. Pacific time on the date when due.  Payments of principal and/or interest received after 12:00 p.m. Pacific time are considered received at the opening of business on the next Business Day.  When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

(b)                                 Bank has the exclusive right, in its good faith business judgment, to determine the order and manner in which all payments with respect to the Obligations may be applied; provided, however, that so long as no Event of Default shall have occurred and be continuing, Co-Borrowers shall have the right to specify the order or the accounts to which Bank shall allocate or apply any payments required to be made by Co-Borrowers to Bank or otherwise received by Bank under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.

(c)                                  Bank may debit the Designated Deposit Account, and, to the extent sufficient funds are not present in the Designated Deposit Account at the time of such debit, any of Co-Borrowers’ other deposit accounts (other than any Excluded Account), for principal and interest payments or any other amounts Co-Borrowers owe Bank when due and owing.  These debits shall not constitute a set-off.

2.7                               Withholding.  Payments received by Bank from Co-Borrowers under this Agreement will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority (including any interest, additions to tax or penalties applicable thereto).  Specifically, however, if at any time any Governmental Authority, applicable law, regulation or international agreement requires Co-Borrowers to make any withholding or deduction from any such payment or other sum payable hereunder to Bank, Co-Borrowers hereby covenant and agree that the amount due from Co-Borrowers with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, Bank receives a net sum equal to the sum which it would have received had no withholding or deduction been required, and Co-Borrowers shall pay the full amount withheld or deducted to the relevant Governmental Authority.  If Bank receives a refund of any taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority with respect to which it has received an increased payment pursuant to this Section 2.7, Bank shall pay to Co-Borrowers an amount equal to such refund, but only to the extent of the increased payment received from Co-Borrowers under this Section 2.7 with respect to the taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority giving rise to such refund.  Co-Borrowers will, upon request, furnish Bank with proof reasonably satisfactory to Bank indicating that Co-Borrowers have made such withholding payment; provided, however, that Co-Borrowers need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate and timely proceedings and as to which payment in full is bonded or reserved against by Co-Borrowers.  The agreements and obligations of Co-Borrowers contained in this Section 2.7 shall survive the termination of this Agreement.

3                                         CONDITIONS OF LOANS

3.1                               Conditions Precedent to Initial Credit Extension.  Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably request , including, without limitation:

(a)                                 duly executed signatures to the Loan Documents;

(b)                                 (i) each Co-Borrower’s Operating Documents, (ii) Parent’s long-form good standing certificates certified by the Secretary of State (or equivalent agency) of DE, CA, NY, CO and TX each as of a date no earlier than thirty (30) days prior to the Effective Date, and (iii) long-form good standing certificates for each Co-

Borrower other than Parent certified by the Secretary of State (or equivalent agency) of such Co-Borrower’s state of incorporation and principal place of business, each as of a date no earlier than thirty (30) days prior to the Effective Date;

(c)                                  a secretary’s certificate of each Co-Borrower with respect to such Co-Borrower’s Operating Documents, incumbency, specimen signatures and resolutions authorizing the execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(d)                                 duly executed signatures to the completed Borrowing Resolutions for each Co-Borrower;

(e)                                  certified copies, dated as of a recent date, of financing statement searches, as Bank may request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(f)                                   the Perfection Certificate of each Co-Borrower, together with the duly executed original signatures thereto;

(g)                                  duly executed signatures to the IP Agreements;

(h)                                 Intellectual Property search results and completed exhibits to the IP Agreements;

(i)                                     evidence satisfactory to Bank that the insurance policies and endorsements required by Section 6.7 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Bank;

(j)                                    with respect to the initial Advance, a completed Borrowing Base Statement (and any schedules related thereto and including any other information requested by Bank with respect to each Co-Borrower’s Accounts); and

(k)                                 payment of the fees and Bank Expenses then due and invoiced to Borrower prior to the date thereof as specified in Section 2.5 hereof.

3.2                               Conditions Precedent to all Credit Extensions.  Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:

(a)                                 timely receipt of the Credit Extension request and any materials and documents required by Section 3.4;

(b)                                 the representations and warranties in this Agreement shall be true and correct in all material respects on the date of the proposed Credit Extension and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true and correct in all material respects as of such date, and no Event of Default shall have occurred and be continuing or immediately result from the Credit Extension.  Each Credit Extension is each Co-Borrower’s representation and warranty on that date that the representations and warranties in this Agreement are true and correct in all material respects as of such date; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true and correct in all material respects as of such date; and

(c)                                  Bank determines in its good faith business judgment that there has not been a Material Adverse Change.

3.3                               Covenant to Deliver.  Except as otherwise provided in Section 6.15, Co-Borrowers agree to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition precedent to any Credit Extension.  Co-Borrowers expressly agree that a Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Co-Borrowers’ obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Bank’s sole discretion.

3.4                               Procedures for Borrowing.  Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, to obtain an Advance, Co-Borrowers (via an individual duly authorized by an Administrator) shall notify Bank (which notice shall be irrevocable) by electronic mail by 12:00 p.m. Pacific time on the Funding Date of the Advance.  Such notice shall be made by Co-Borrowers through Bank’s online banking program, provided, however, if Co-Borrowers are not utilizing Bank’s online banking program, then such notice shall be in a written format reasonably acceptable to Bank that is executed by an Authorized Signer.  Bank shall have received satisfactory evidence that the Board has approved that such Authorized Signer may provide such notices and request Advances.  In connection with any such notification, Co-Borrowers must promptly deliver to Bank by electronic mail or through Bank’s online banking program such reports and information, including without limitation, sales journals, cash receipts journals, accounts receivable aging reports, as Bank may request in its good faith business judgment.  Bank shall credit proceeds of an Advance to the Designated Deposit Account or such other deposit account designated in advance, in writing to Bank, by Co-Borrowers from time to time.  Bank may make Advances under this Agreement based on instructions from an Authorized Signer or without instructions if the Advances are necessary to meet Obligations which have become due.

4                                         CREATION OF SECURITY INTEREST

4.1                               Grant of Security Interest.  Co-Borrowers hereby grant Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.

Each Co-Borrower acknowledges that it previously has entered, and/or may in the future enter, into Bank Services Agreements with Bank.  Regardless of the terms of any Bank Services Agreement, Co-Borrowers agree that any amounts Co-Borrowers owe Bank thereunder shall be deemed to be Obligations hereunder and that it is the intent of Co-Borrowers and Bank to have all such Obligations secured by the first priority perfected security interest in the Collateral granted herein (subject only to Permitted Liens that are permitted pursuant to the terms of this Agreement to have superior priority to Bank’s Lien in this Agreement).

If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations or other obligations which, by their terms, survive termination of this Agreement) are repaid in full in cash.  Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations or other obligations which, by their terms, survive termination of this Agreement) and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall, at the sole cost and expense of Co-Borrowers, release its Liens in the Collateral and all rights therein shall revert to Co-Borrowers.  In the event (x) all Obligations (other than inchoate indemnity obligations and other obligations which, by their terms, survive termination of this Agreement), except for Bank Services, are satisfied in full, and (y) this Agreement is terminated, Bank shall terminate the security interest granted herein upon Co-Borrowers providing cash collateral acceptable to Bank in its good faith business judgment consistent with Bank’s then current practices for Bank Services, if any.  In the event such Bank Services consist of outstanding Letters of Credit, Co-Borrowers shall provide to Bank cash collateral in an amount equal to (x) if such Letters of Credit are denominated in Dollars, then at least one hundred five percent (105.0%); and (y) if such Letters of Credit are denominated in a Foreign Currency, then at least one hundred ten percent (110.0%), of the Dollar Equivalent of the face amount of all such Letters of Credit plus, in each case, all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating  to such  Letters of Credit.

4.2                               Priority of Security Interest.  Co-Borrowers represent, warrant, and covenant that the security interest granted herein is and shall at all times continue to be a first priority, and to the extent the same may be perfected by the filing of a financing statement, perfected security interest in the Collateral (subject only to Permitted Liens that are permitted pursuant to the terms of this Agreement to have superior priority to Bank’s Lien under this Agreement).  If any Co-Borrower shall acquire a commercial tort claim in excess of Two Hundred Fifty Thousand Dollars ($250,000), such Co-Borrower shall promptly notify Bank in a writing signed by Co-Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.

4.3                               Authorization to File Financing Statements.  Each Co-Borrower hereby authorizes Bank to file financing statements, without notice to such Co-Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral in violation of this Agreement, by any Co-Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code.  Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Bank’s discretion.

5                                         REPRESENTATIONS AND WARRANTIES

Each Co-Borrower represents and warrants as follows:

5.1                               Due Organization, Authorization; Power and Authority.  Co-Borrower is duly organized, validly existing and in good standing as a Registered Organization in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any other jurisdiction in which the conduct of its business or its ownership of property and other assets or business which it is engaged in requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Co-Borrower’s business.  In connection with this Agreement, Co-Borrower has delivered to Bank a completed certificate signed by Co-Borrower, entitled “Perfection Certificate” (the “Perfection Certificate”).  Co-Borrower represents and warrants to Bank that (a) Co-Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Co-Borrower is an organization of the type and is organized or is incorporated in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Co-Borrower’s organizational identification number or accurately states that Co-Borrower has none; (d) the Perfection Certificate accurately sets forth Co-Borrower’s place of business, or, if more than one, its chief executive office as well as Co-Borrower’s mailing address (if different than its chief executive office); (e) except as indicated on the Perfection Certificate, Co-Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Co-Borrower and each of its Subsidiaries is accurate and complete in all material respects (it being understood and agreed that Co-Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement).  If Co-Borrower is not now a Registered Organization but later becomes one, Co-Borrower shall promptly notify Bank of such occurrence and provide Bank with Co-Borrower’s organizational identification number.

The execution, delivery and performance by Co-Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Co-Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Co-Borrower or any of its Subsidiaries or any of their property or assets are bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect, are being obtained pursuant to Section 6.1(b), or (v) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material agreement by which Co-Borrower is bound.  Co-Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Co-Borrower’s business.

5.2                               Collateral.  Co-Borrower has good title to, rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien under this Agreement and other Loan Documents, free and clear of any and all Liens except Permitted Liens.  Co-Borrower has no Collateral Accounts at or with any bank or financial institution other than Bank or Bank’s Affiliates except for (i) the Collateral Accounts described in the Perfection

Certificate delivered to Bank on or prior to the Effective Date or (ii) which Co-Borrower has given Bank notice of, provided that in each case Co-Borrower has taken such actions as are necessary to give Bank a perfected security interest therein, to the extent required by and pursuant to the terms of Section 6.8(c).  The Accounts are bona fide, existing obligations of the Account Debtors.

The Collateral with a value in excess of Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate delivered to Bank on or prior to the Effective Date or, so long as Co-Borrowers are in compliance with the requirements set forth in Section 7.2 herein, as notified to Bank by Co-Borrowers in writing from time to time in accordance with Section 7.2.  Other than Collateral with a value not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate, none of the components of the Collateral (other than mobile equipment in the possession of Borrower’s employees or agents and inventory in transit) shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2.

All Inventory is in all material respects of good and marketable quality, free from material defects.

Co-Borrower is the sole owner of the Intellectual Property which it owns or purports to own except for (a) non-exclusive licenses granted to its customers in the ordinary course of business, (b) over-the-counter software that is commercially available to the public, and (c) Intellectual Property licensed to Co-Borrower and noted on the Perfection Certificate or otherwise disclosed to Bank in accordance with the requirements set forth herein.  Each Patent which it owns or purports to own and which is material to Co-Borrower’s business is valid and enforceable, and no part of the Intellectual Property which Co-Borrower owns or purports to own and which is material to Co-Borrower’s business has been judged invalid or unenforceable, in whole or in part.  To Co-Borrower’s knowledge, no claim has been made to Borrower in writing alleging that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to have a material adverse effect on Co-Borrower’s business.

Except as noted on the Perfection Certificate or otherwise disclosed to Bank pursuant to Section 6.10(c), Co-Borrower is not a party to, nor is it bound by, any Restricted License.

5.3                               Accounts Receivable.

(a)                                 For each Account with respect to which Advances are requested, on the date each Advance is requested and made, such Account shall be an Eligible Account.

(b)                                 All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Eligible Accounts are and shall be true and correct and all such invoices, instruments and other documents, and all of Co-Borrower’s Books are genuine and in all respects what they purport to be.  All sales and other transactions underlying or giving rise to each Eligible Account shall comply in all material respects with all applicable laws and governmental rules and regulations.  Co-Borrower has no knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are Eligible Accounts in any Borrowing Base Statement.  To Co-Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Eligible Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms.

5.4                               Litigation.  There are no actions or proceedings pending or, to the knowledge of any Responsible Officer, threatened in writing by or against Co-Borrower or any of its Subsidiaries reasonably expected to result in liability or costs to Co-Borrowers in excess of Two Hundred Fifty Thousand Dollars ($250,000) individually or in the aggregate.

5.5                               Financial Statements; Financial Condition.  All consolidated financial statements for Co-Borrower and any of its Subsidiaries delivered to Bank by submission to the Financial Statement Repository or otherwise submitted to Bank fairly present in all material respects Co-Borrower’s consolidated financial condition and Co-Borrower’s consolidated results of operations as of the date thereof, except that unaudited financial statements may be subject to normal adjustments and need not contain adjustments for stock compensation or footnotes.  There has not been any material deterioration in Co-Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to the Financial Statement Repository or otherwise submitted to Bank by any Co-Borrower.

5.6                               Solvency.  The fair salable value of Co-Borrower’s consolidated assets (including goodwill minus disposition costs) exceeds the fair value of Co-Borrower’s liabilities; Co-Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Co-Borrower is able to pay its debts (including trade debts) as they mature.

5.7                               Regulatory Compliance.  Co-Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended.  Co-Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors).  Co-Borrower (a) has complied in all material respects with all applicable Requirements of Law, and (b) has not violated any applicable Requirements of Law the violation of which could reasonably be expected to have a material adverse effect on its business.  None of Co-Borrower’s or any of its Subsidiaries’ properties or assets has been used by Co-Borrower or any Subsidiary or, to Co-Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally.  Co-Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.

5.8                               Subsidiaries; Investments.  Co-Borrower does not own any stock, partnership, or other ownership interest or other equity securities except for Permitted Investments.

5.9                               Tax Returns and Payments; Pension Contributions.  Co-Borrower has timely filed all required tax returns and reports required to be filed by Co-Borrower, and Co-Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Co-Borrower except (a) to the extent such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor or (b) if such taxes, assessments, deposits and contributions do not, individually or in the aggregate, exceed One Hundred Seventy-Five Thousand Dollars ($175,000).

To the extent Co-Borrower defers payment of any contested taxes, Co-Borrower shall (i) notify Bank in writing of the commencement of, and any material development in, the proceedings, and (ii) post bonds or take any other steps required to prevent the Governmental Authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien.”  Co-Borrower is unaware of any claims or adjustments proposed for any of Co-Borrower’s prior tax years which could result in additional taxes in excess of One Hundred Seventy-Five Thousand Dollars ($175,000) becoming due and payable by Co-Borrower.  Co-Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Co-Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Co-Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.10                        Use of Proceeds.  Co-Borrower shall use the proceeds of the Credit Extensions solely as working capital and to fund its general business requirements and not for personal, family, household or agricultural purposes.

5.11                        Full Disclosure.  No written representation, warranty or other statement of Co-Borrower in any report, certificate, or written statement submitted to the Financial Statement Repository or otherwise submitted to Bank by a Co-Borrower in connection with the Loan Documents, as of the date such representation, warranty, or other statement was made, taken together with all such written reports, written certificates and written statements submitted to the Financial Statement Repository or otherwise submitted to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the reports, certificates, or written statements not misleading in light of the circumstances under which they were made (it being recognized by Bank that the projections and forecasts provided by Co-Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may materially differ from the projected or forecasted results).

5.12                        Definition of “Knowledge.”  For purposes of the Loan Documents, whenever a representation or warranty is made to Co-Borrower’s knowledge or awareness, to the “best of” Co-Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of any Responsible Officer.

6                                         AFFIRMATIVE COVENANTS

Co-Borrowers shall do all of the following:

6.1                               Government Compliance.

(a)                                 Maintain their and (except as permitted under Section 7.3) all of their Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on a Co-Borrower’s business or operations.  Each Co-Borrower shall comply, and have each Subsidiary comply, in all material respects, with all material laws, ordinances and regulations to which it is subject.

(b)                                 Obtain all of the Governmental Approvals necessary for the performance by Co-Borrowers of their obligations under the Loan Documents to which they are a party and the grant of a security interest to Bank in the Collateral.  Co-Borrowers shall promptly provide copies of any such obtained Governmental Approvals to Bank.

6.2                               Financial Statements, Reports.  Provide Bank with the following by submitting to the Financial Statement Repository or otherwise submitting to Bank:

(a)                                 within ten (10) Business Days after the end of each month (or more frequently as Bank in its good faith business judgment determines that conditions warrant), a Borrowing Base Statement (and any schedules related thereto and including detailed Account Debtor listings, and any other information requested by Bank in its good faith business judgment with respect to Co-Borrowers’ Accounts);

(b)                                 within forty-five (45) days after the end of each month, (A) monthly accounts receivable agings, aged by invoice date, (B) monthly accounts payable agings, aged by invoice date, and outstanding or held check registers, if any, and (C) monthly reconciliations of accounts receivable agings (aged by invoice date), and Deferred Revenue report;

(c)                                  as soon as available, but no later than forty-five (45) days after the last day of each month, a company prepared consolidated balance sheet, income statement, and cash flow statement covering Co-Borrowers’ consolidated operations for such month in a form reasonably acceptable to Bank (the “Monthly Financial Statements”);

(d)                                 within forty-five (45) days after the last day of each month and together with the Monthly Financial Statements, a completed Compliance Statement in substantially the form of Exhibit B;

(e)                                  within the earlier of (i) ten (10) Business Days after approval of the same by the Board, or (ii) sixty (60) days after the end of each fiscal year of Co-Borrowers, and within ten (10) Business Days of any updates or amendments thereto approved by the Board, (A) annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the then-current fiscal year of Co-Borrowers, and (B) annual financial projections for the then-current fiscal year (on a quarterly basis), in each case as approved by the Board, together with any related business forecasts used in the preparation of such annual financial projections;

(f)                                   within five (5) Business Days of filing, copies of all periodic and other reports, proxy statements and other materials filed by such Co-Borrower and/or any Guarantor with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be.  Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such Co-Borrower posts such documents, or provides a link thereto, on such Co-Borrower’s website on the internet at such Co-Borrower’s website address; provided, however, such Co-Borrower shall promptly notify Bank in writing (which may be by electronic mail) of the posting of any such documents;

(g)                                  within five (5) Business Days of delivery, copies of all statements, reports and notices generally made available to each Co-Borrower’s security holders or to any holders of Subordinated Debt;

(h)                                 prompt report of any legal actions pending or threatened in writing against a Co-Borrower or any of its Subsidiaries that could result in damages or costs to such Co-Borrower or any of its Subsidiaries of, individually or in the aggregate, Two Hundred Fifty Thousand Dollars ($250,000) or more;

(i)                                     a written description of any changes to the beneficial ownership information set out in Section 13 to each Perfection Certificate in Co-Borrower’s next monthly Compliance Statement.  Co-Borrowers understand and acknowledge that Bank relies on such true, accurate and up-to-date beneficial ownership information to meet Bank’s regulatory obligations to obtain, verify and record information about the beneficial owners of its legal entity customers; and

(j)                                    promptly, from time to time, such other information regarding Co-Borrowers or compliance with the terms of any Loan Documents as reasonably requested by Bank.

Any submission by a Co-Borrower of a Compliance Statement submitted to the Financial Statement Repository pursuant to this Section 6.2 or otherwise submitted to Bank shall be deemed to be a representation by Co-Borrowers that (i) as of the date of such Compliance Statement, the information and calculations set forth therein are true, accurate and correct, (ii) as of the end of the compliance period set forth in such submission, Co-Borrowers are in complete compliance with all required covenants except as noted in such Compliance Statement or otherwise disclosed to Bank, (iii) as of the date of such submission, no Events of Default have occurred or are continuing except as noted in such Compliance Statement or otherwise disclosed to Bank, (iv) all representations and warranties other than any representations or warranties that are made as of a specific date in Section 5 remain true and correct in all material respects as of the date of such submission except as noted in such Compliance or otherwise disclosed to Bank, (v) as of the date of such submission, Co-Borrowers and each of their Subsidiaries have timely filed all required tax returns and reports, and Co-Borrowers have timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Co-Borrowers except as otherwise permitted pursuant to the terms of Section 5.9, and (vi) as of the date of such submission, no Liens have been levied or claims made against any Co-Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Co-Borrowers have not previously provided written notification to Bank.

6.3                               Accounts Receivable.

(a)                                 Schedules and Documents Relating to Accounts.  Co-Borrowers shall deliver to Bank transaction reports and schedules of collections, as provided in Section 6.2, on Bank’s standard forms; provided, however, that Co-Borrowers’ failure to execute and deliver the same shall not affect or limit Bank’s Lien and other rights in all of Co-Borrowers’ Accounts, nor shall Bank’s failure to advance or lend against a specific Account affect or limit Bank’s Lien and other rights therein.  If requested by Bank in its good faith business judgment, Co-Borrowers shall furnish Bank with copies (or, at Bank’s request, originals; provided that Bank shall request originals no more than two (2) times per year so long as no Event of Default has occurred and is continuing) of all contracts, orders, invoices, and other similar documents, and all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Accounts.  In addition, Co-Borrowers shall deliver to Bank, on its request, the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts, in the same form as received, with all necessary indorsements, and copies of all credit memos.

(b)                                 Disputes.  Co-Borrowers shall promptly notify Bank of all disputes or claims in excess of Fifty Thousand Dollars ($50,000) relating to Accounts.  Co-Borrowers may forgive (completely or partially), compromise, or settle any Account for less than payment in full, or agree to do any of the foregoing so long as (i) Co-Borrowers do so in good faith, in a commercially reasonable manner, in the ordinary course of business, in arm’s-length transactions, and, to the extent such Accounts exceed Fifty Thousand Dollars ($50,000) reports the same to Bank in the regular reports provided to Bank; (ii) no Event of Default has occurred and is continuing; and (iii) after taking into account all such discounts, settlements and forgiveness, the total outstanding Advances will not exceed the lesser of the Revolving Line or the Borrowing Base.

(c)                                  Collection of Accounts.  Co-Borrowers shall direct Account Debtors to deliver or transmit all proceeds of Accounts into a lockbox account, or via electronic deposit capture into a “blocked account” as specified by Bank (either such account, the “Cash Collateral Account”).  Whether or not an Event of Default has occurred and is continuing, Co-Borrowers shall promptly deliver all payments on and proceeds of Accounts to the Cash Collateral Account.  Subject to Bank’s right to maintain a reserve pursuant to Section 6.3(d), all amounts received in the Cash Collateral Account shall be (i) when a Streamline Period is not in effect, applied to immediately reduce the Obligations under the Revolving Line (unless Bank, in its sole discretion, at times when an Event of Default exists, elects not to so apply such amounts), or (ii) when a Streamline Period is in effect, transferred on a daily basis to Co-Borrowers’ operating account with Bank.  Co-Borrowers hereby authorize Bank to transfer to the Cash Collateral Account any amounts that Bank reasonably determines are proceeds of the Accounts (provided that Bank is under no obligation to do so and this allowance shall in no event relieve Co-Borrowers of their obligations hereunder).

(d)                                 Reserves.  Notwithstanding any terms in this Agreement to the contrary, at times when an Event of Default exists, Bank may hold any proceeds of the Accounts and any amounts in the Cash Collateral Account that are not applied to the Obligations pursuant to Section 6.3(c) above (including amounts otherwise required to be transferred to Co-Borrowers’ operating account with Bank when a Streamline Period is in effect) as a reserve to be applied to any Obligations regardless of whether such Obligations are then due and payable.

(e)                                  Returns.  Provided no Event of Default has occurred and is continuing, if any Account Debtor returns any Inventory to a Co-Borrower with a value in excess of Fifty Thousand Dollars ($50,000), such Co-Borrower shall promptly (i) determine the reason for such return, (ii) issue a credit memorandum to the Account Debtor in the appropriate amount, and (iii) provide a copy of such credit memorandum to Bank, upon request from Bank.  In the event any attempted return occurs after the occurrence and during the continuance of any Event of Default, such Co-Borrower shall hold the returned Inventory in trust for Bank, and promptly notify Bank of the return of the Inventory.

(f)                                   Verifications; Confirmations; Credit Quality; Notifications.  Bank may, from time to time, (i) (A) if an Event of Default has occurred and is continuing and (B) in connection with an audit of the Collateral conducted in accordance with Section 6.6 hereof, in each case, after attempted consultation with Borrower, verify and confirm directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, either in the name of the relevant Co-Borrower or Bank or such other name as Bank may choose, and notify any Account Debtor of Bank’s security interest in such Account and/or (ii) conduct a credit check of any Account Debtor to approve any such Account Debtor’s credit.

(g)                                  No Liability.  Bank shall not be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to an Account, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall Bank be deemed to be responsible for any of Co-Borrowers’ obligations under any contract or agreement giving rise to an Account.  Nothing herein shall, however, relieve Bank from liability for its own gross negligence or willful misconduct.

6.4                               Remittance of Proceeds.  Deliver, in kind, all proceeds arising from the disposition of any Collateral to Bank in the original form in which received by a Co-Borrower not later than the following Business Day after receipt by such Co-Borrower, to be applied to the Obligations (a) prior to an Event of Default, pursuant to the terms of Section 6.3(c) hereof, and (b) after the occurrence and during the continuance of an Event of Default, pursuant to the terms of Section 9.4 hereof; provided that, if no Event of Default has occurred and is continuing, Co-Borrowers shall not be obligated to remit to Bank the proceeds of any Permitted Transfer.  Each Co-Borrower agrees that it will not commingle proceeds of Collateral with any of Co-Borrower’s other funds or property, but will hold such proceeds separate and apart from such other funds and property and in an express trust for Bank.  Nothing in this Section 6.4 limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement.

6.5                               Taxes; Pensions.  Timely file, and require each of its Subsidiaries to timely file, all required tax returns and reports required to be filed by Co-Borrower or such Subsidiary and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by a Co-Borrower and each of its Subsidiaries in excess of One Hundred Seventy-Five Thousand Dollars ($175,000), except for deferred payment of any taxes contested pursuant to the terms of Section 5.9 hereof, and shall deliver to Bank, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.6                               Access to Collateral; Books and Records.  At reasonable times, on three (3) Business Days’ notice (provided no notice is required if an Event of Default has occurred and is continuing), Bank, or its agents, shall have the right to inspect the Collateral and the right to audit and copy each Co-Borrower’s Books.  The foregoing inspections and audits shall be conducted no more often than once every twelve (12) months (or more frequently as Bank in its good faith business discretion determines that conditions warrant) unless an Event of Default has occurred and is continuing in which case such inspections and audits shall occur as often as Bank shall determine is necessary.  The foregoing inspections and audits shall be conducted at such Co-Borrower’s expense and the charge therefor shall be One Thousand Dollars ($1,000) per person per day (or such higher amount as shall represent Bank’s then-current standard charge for the same), plus reasonable out-of-pocket expenses.  In the event a Co-Borrower and Bank schedule an audit more than eight (8) days in advance, and such Co-Borrower cancels or seeks to or reschedules the audit with less than eight (8) days written notice to Bank, then (without limiting any of Bank’s rights or remedies) Co-Borrowers shall pay Bank a fee of Two Thousand Dollars ($2,000) plus any reasonable documented out-of-pocket expenses incurred by Bank to compensate Bank for the anticipated costs and expenses of the cancellation or rescheduling.

6.7                               Insurance.

(a)                                 Keep its business and the Collateral insured for risks and in amounts customary for companies of Co-Borrower’s size in Co-Borrowers’ industry and location and as Bank may reasonably request.  Insurance policies shall be in a form, with financially sound and reputable insurance companies that are not Affiliates of Co-Borrowers, and in amounts that are reasonably satisfactory to Bank (it being acknowledged and agreed that the insurance currently maintained by Borrower as of the date hereof is satisfactory to Bank).  All property policies shall have a lender’s loss payable endorsement showing Bank as lender loss payee.  All liability policies shall show, or have endorsements showing, Bank as an additional insured.  Bank shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral.

(b)                                 Ensure that proceeds payable under any property policy are, at Bank’s option, payable to Bank on account of the Obligations.  Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Co-Borrower shall have the option of applying up to Five Hundred Thousand Dollars ($500,000) per occurrence not to exceed One Million Dollars ($1,000,000) in the aggregate in any fiscal year of Borrower, of the proceeds of any insurance policy toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Bank has been granted a first priority security interest subject to Permitted Liens, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Bank, be payable to  Bank on account of Obligations then due.

(c)                                  At Bank’s request, in its good faith business judgment, Co-Borrowers shall deliver copies of insurance policies and evidence of all premium payments.  Each provider of any such insurance required under this Section 6.7 shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to Bank, that it will give Bank thirty (30) days prior written notice before any such policy or policies shall be materially altered or canceled (or ten (10) days’ notice in the event of cancellation for nonpayment).  If Co-Borrowers fail to, in a timely manner, obtain insurance as required under this Section 6.7 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.7, and take any action under the policies Bank deems prudent.

6.8                               Accounts.

(a)                                 Maintain their and all of their Subsidiaries’ primary banking relationship with Bank, which relationship shall include (i) maintaining account balances in any operating and other deposit accounts, and the Cash Collateral Account at or through Bank and Bank’s Affiliates which accounts shall represent at least eighty-five percent (85%) of the dollar value of Co-Borrowers’ and such Subsidiaries’ accounts at all financial institutions (the “Required Percentage”); provided that for a period of time not to exceed ten (10) consecutive Business Days each calendar month, the Required Percentage may fall below eighty-five percent, but never in any case, less than seventy-five percent (75%).  Co-Borrowers may maintain (A) their accounts at Stripe, Square and Shopify listed on the Perfection Certificate delivered to Bank on or prior to the Effective Date or similar payment processor accounts (the “Payment Processor Accounts”) so long as all amounts in each such account in excess of One Thousand Dollars ($1,000) are transferred on a weekly basis to Co-Borrowers’ operating account at Bank, (B) their accounts at Paypal listed on the Perfection Certificate delivered to Bank on or prior to the Effective Date or any successor accounts at PayPal (the “Paypal Accounts”) so long as all amounts in such accounts in excess of the Permitted Paypal Account Amount are transferred to Co-Borrowers’ accounts at Bank on a weekly basis, (C) (1) Well+Good LLC may maintain its existing account with Bank of America no. XXXXXX8391 (the “BofA Account”), (2) Other Art Fairs, LLC may maintain its existing account with Barclays Bank no. XXXXXX2571 (the “Barclays Account”), and (3) Other Art Fairs, LLC may maintain its account with National Australia Bank no. XXXXXX2803 (the “NAB Account”) so long as the aggregate amount of cash and Cash Equivalents in the BofA Account, the Barclays Account and the NAB Account does not, at any time, exceed Four Hundred Thousand Dollars ($400,000), and (D) so long as the Co-Borrowers are, at all times, in compliance with the provisions of this Section 6.8(a) (including, but not limited to the requirement to maintain the Required Percentage), Co-Borrowers and their Subsidiaries may maintain foreign accounts with banks or institutions other than Silicon Valley Bank and its Affiliates.  Any Guarantor shall maintain its primary banking relationship with Bank and Bank’s Affiliates.

(b)                                 In addition, Co-Borrowers will obtain any business credit cards, cash management services, and merchant processing services exclusively from Bank.

(c)                                  Without limiting the restrictions in (a), Co-Borrowers shall provide Bank five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or Bank’s Affiliates. For each Collateral Account that Co-Borrowers at any time maintain, Co-Borrowers shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of Bank.  Subject to Co-Borrowers’ compliance with the terms of Section 6.8(a) set forth above, the provisions of the previous sentence shall not apply to (i) deposit accounts exclusively used for payroll, payroll taxes, and other employee wage and benefit payments to or for the benefit of Co-Borrowers’ employees and identified to Bank by Co-Borrowers as such (the “Payroll Accounts”), provided that Co-Borrowers’ Payroll Accounts shall not, at any time, contain an amount of cash in excess of the amount required to pay one (1) pay period worth of such Co-Borrower’s payroll obligations, (ii) the Payment Processor Accounts, (iii) the Paypal Accounts, and (iv) each of the BofA Account, the Barclays Account and the NAB Account ((i), (ii), (iii) and (iv), collectively, the “Excluded Accounts”).

6.9                               Intentionally Omitted.

6.10                        Protection and Registration of Intellectual Property Rights.

(a)                                 Each Co-Borrower shall use commercially reasonable efforts (i) protect, defend and maintain the validity and enforceability of its Intellectual Property with any material value; (ii) promptly advise Bank in writing of material infringements or any other event that could reasonably be expected to materially and adversely affect the value of its Intellectual Property with any material value; and (iii) not allow any Intellectual Property material to a Co-Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent.

(b)                                 If a Co-Borrower (i) obtains any Patent, registered Trademark, registered Copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii) applies for any Patent or the registration of any Trademark, then such Co-Borrower shall immediately provide written notice thereof to Bank and shall execute such intellectual property security agreements and other documents and take such other actions as Bank may request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Bank in such property.  If a Co-Borrower decides to register any Copyrights or mask works in the United States Copyright Office, such Co-Borrower shall: (x) provide Bank with at least fifteen (15) days prior written notice of such Co-Borrower’s intent to register such Copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) execute an intellectual property security agreement and such other documents and take such other actions as Bank may request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Bank in the Copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the Copyright or mask work application(s) with the United States Copyright Office.  Each Co-Borrower shall promptly provide to Bank copies of all applications that it files for Patents or for the registration of Trademarks, Copyrights or mask works, together with evidence of the recording of the intellectual property security agreement required for Bank to perfect and maintain a first priority perfected security interest in such property.

(c)                                  Provide written notice to Bank within thirty (30) days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public).  Each Co-Borrower shall take such commercially reasonable steps as Bank reasonably requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents.

6.11                        Litigation Cooperation.  From the date hereof and continuing through the termination of this Agreement, make available to Bank, upon reasonable request with reasonable prior written notice, without expense to Bank, Co-Borrowers and their officers, employees and agents and each Co-Borrower’s books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to a Co-Borrower.

6.12                        Online Banking.

(a)                                 Utilize Bank’s online banking platform for all matters requested by Bank which shall include, without limitation (and without request by Bank for the following matters), uploading information pertaining to Accounts and Account Debtors, requesting approval for exceptions, requesting Credit Extensions, and uploading financial statements and other reports required to be delivered by this Agreement (including, without limitation, those described in Section 6.2 of this Agreement).

(b)                                 Comply with the terms of Bank’s Online Banking Agreement as in effect from time to time and ensure that all persons utilizing Bank’s online banking platform are duly authorized to do so by an

Administrator.  Bank shall be entitled to assume the authenticity, accuracy and completeness on any information, instruction or request for a Credit Extension submitted via Bank’s online banking platform and to further assume that any submissions or requests made via Bank’s online banking platform have been duly authorized by an Administrator.

6.13                        Formation or Acquisition of Subsidiaries.  Notwithstanding and without limiting the negative covenants contained in Sections 7.3 and 7.7 hereof, at the time that a Co-Borrower or any Guarantor forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Effective Date (including, without limitation, pursuant to a Division), Co-Borrower and such Guarantor shall, (a) cause such new Subsidiary to provide to Bank a joinder to this Agreement to become a co-borrower hereunder or a Guaranty to become a Guarantor hereunder (as determined by Bank in its sole discretion), together with such appropriate financing statements and/or Control Agreements, all in form and substance reasonably satisfactory to Bank (including being sufficient to grant Bank a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary); provided, however if any such new Subsidiary is a Foreign Subsidiary then, so long as Co-Borrowers remain in compliance with the terms and conditions hereof including, but not limited to, the negative covenant set forth in Section 7.11 hereof and the restrictions on Permitted Investments in non-credit party Subsidiaries set forth herein, such new Foreign Subsidiary shall not be required to be a co-Borrower or Guarantor hereunder; (b) provide to Bank appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance reasonably satisfactory to Bank; provided, however, if any such new Subsidiary is a Foreign Subsidiary, so long as Co-Borrowers remain in compliance with the terms and conditions hereof including, but not limited to, the negative covenant set forth in Section 7.11 hereof and the restrictions on Permitted Investments in non-credit party Subsidiaries set forth herein, then Co-Borrower shall be required to pledge only sixty-five percent (65%) of the direct or beneficial ownership interest of such new Foreign Subsidiary to Bank; and (c) provide to Bank all other documentation in form and substance reasonably satisfactory to Bank which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above.  Any document, agreement, or instrument executed or issued pursuant to this Section 6.13 shall be a Loan Document.

6.14                        Further Assurances.  Execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement.  Deliver to Bank, within five (5) Business Days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that could reasonably be expected to have a material effect on any of the Governmental Approvals or otherwise on the operations of Co-Borrowers and their Subsidiaries, taken as a whole.

6.15                        Post-Closing Deliverables.

(a)                                 As soon as possible, but in any event not later than the date that is ninety (90) days after the Effective Date, Bank shall complete the Initial Audit; provided that any failure to complete the Initial Audit within ninety (90) days of the Effective Date that is solely the result of Bank’s failure to timely schedule and conduct the audit shall not constitute an Event of Default hereunder.

(b)                                 As soon as possible, but in any event not later than the date that is ten (10) Business Days after the Effective Date, evidence satisfactory to Bank that the lender loss payable and/or additional insured insurance endorsements required under Section 6.7 are in full force and effect.

(c)                                  Co-Borrowers shall, within one hundred eighty (180) days of the Effective Date, close the Barclay’s Account and the NAB Account and transfer all amounts therein to Co-Borrowers accounts at Bank or Bank’s Affiliates.  Notwithstanding the foregoing, any failure to complete such closure and transfer of the Barclay’s Account and/or the NAB Account within the timeframe set forth herein that is solely a result of Bank’s or its Affiliates’ failure to timely open and make available substantially equivalent replacement accounts shall not constitute an Event of Default hereunder.

7                                         NEGATIVE COVENANTS

Co-Borrowers shall not do any of the following without Bank’s prior written consent:

7.1                               Dispositions.  Convey, sell, lease, transfer, assign, or otherwise dispose of (including, without limitation, pursuant to a Division) (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out, obsolete or up to One Hundred Thousand Dollars ($100,000) in surplus Equipment that is, in the reasonable judgment of Co-Borrower, no longer economically practicable to maintain or useful in the ordinary course of business of Co-Borrower; (c) consisting of Permitted Liens and Permitted Investments; (d) consisting of the sale or issuance of any stock of Co-Borrower permitted under Section 7.2 of this Agreement; (e) consisting of Co-Borrower’s or any Subsidiary’s use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents; (f) of non-exclusive licenses for the use of the property of a Co-Borrower or its Subsidiaries in the ordinary course of business and licenses that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States;  (g) to Co-Borrower from any Subsidiary; (h) consisting of the abandonment, forfeiture or dedication to the public of any Intellectual Property with no material value; (i) sales or dispositions of assets at cost between Co-Borrowers and their Subsidiaries; and (j) of assets not otherwise permitted under this Section 7.1 with a value not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate in any fiscal year (clauses (a) through (h) collectively, “Permitted Transfers”).

7.2                               Changes in Business, Management, Control, or Business Locations.  (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Co-Borrowers and such Subsidiary, as applicable, or reasonably related thereto or a natural extension thereof; (b) liquidate or dissolve; (c) fail to provide notice to Bank of any Key Person departing from or ceasing to be employed by a Co-Borrower within ten (10) Business Days after his or her departure from such Co-Borrower; or (d) permit or suffer any Change in Control.

No Co-Borrower shall, without at least ten (10) days prior written notice to Bank: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Two Hundred Fifty Thousand Dollars ($250,000) in such Co-Borrower’s assets or property) or deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Two Hundred Fifty Thousand Dollars ($250,000) to a bailee at a location other than to a bailee and at a location already disclosed in the Perfection Certificate, (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization.  If a Co-Borrower intends to add any new offices or business locations, including warehouses, containing in excess of Two Hundred Fifty Thousand Dollars ($250,000) of such Co-Borrower’s assets or property, then such Co-Borrower will first cause the landlord of any such new offices or business locations, including warehouses, to execute and deliver a landlord consent in form and substance reasonably satisfactory to Bank.  If a Co-Borrower intends to deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Two Hundred Fifty Thousand Dollars ($250,000) to a bailee, and Bank and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which such Co-Borrower intends to deliver the Collateral, then such Co-Borrower will first cause such bailee shall execute and deliver a bailee agreement in form and substance reasonably satisfactory to Bank.

7.3                               Mergers or Acquisitions.  Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (including, without limitation, by the formation of any Subsidiary or pursuant to a Division).  A Subsidiary may merge or consolidate into another Subsidiary or into a Co-Borrower.

7.4                               Indebtedness.  Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5                               Encumbrance.  Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein (subject to Permitted Liens that may have priority over Bank’s Lien in the Collateral in accordance with applicable law), or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting any Co-Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of a Co-Borrower’s or any Subsidiary’s Intellectual Property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein.

7.6                               Maintenance of Collateral Accounts.  Maintain any Collateral Account except pursuant to the terms of Section 6.8(c) hereof.

7.7                               Distributions; Investments.  (a) Pay any cash dividends or make any cash distribution or payment or redeem, retire or purchase any capital stock provided that Co-Borrowers may (i) convert any of their convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof and make payments in lieu of fractional shares in connection therewith, (ii) pay dividends solely in common stock; and (iii) repurchase the stock of current or former employees, directors or consultants (their spouses, trusts, heirs and estates) pursuant to or otherwise in connection with stock repurchase agreements, option agreements or similar agreements (A) so long as an Event of Default does not exist at the time of any such repurchase and would not exist immediately after giving effect to any such repurchase, provided that the aggregate amount of all such repurchases does not exceed One Hundred Thousand Dollars ($100,000) per fiscal year or (B) regardless of whether an Event of Default exists, where the consideration for such repurchase is solely the cancelation of indebtedness owing to Co-Borrower; or (b) directly or indirectly make any Investment (including, without limitation, by the formation of any Subsidiary) other than Permitted Investments, or permit any of its Subsidiaries to do so.  Notwithstanding the foregoing, Subsidiaries of any Co-Borrower shall be permitted to pay dividends to such Co-Borrower or make distributions to any Co-Borrower.

7.8                               Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of a Co-Borrower, except for (a) transactions that are in the ordinary course of a Co-Borrower’s business, upon fair and reasonable terms that are no less favorable to such Co-Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, (b) sales of equity securities in a bona fide venture financing transactions, (c) the incurrence of Subordinated Debt, (d) commercially reasonable and customary compensation arrangements with Borrower’s employees, officers, directors and managers approved by the Board, (e) transactions permitted pursuant to Sections 7.1, 7.2, 7.4 or 7.7, (f) so long as Co-Borrowers remain in compliance with the terms here, including but not limited to the negative covenant set forth in Section 7.11 hereof and the restrictions on Permitted Investments set forth herein, intercompany transfer pricing agreements entered into in the ordinary course of business and approved by the Board in the ordinary course of business, (g) the issuance of securities or other rights pursuant to employee stock options, employee stock ownership plans (including restricted stock plans), employee stock grants, directed share programs and other equity based incentive plans for Co-Borrowers’ employees, (h) sales or dispositions of assets at cost between Co-Borrowers and their Subsidiaries, and (h) intercompany services agreements between Co-Borrowers and their Subsidiaries on commercially reasonable terms and approved by the Board in its reasonable good faith business judgment.

7.9                               Subordinated Debt.  (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would adversely affect the subordination thereof to Obligations owed to Bank or is otherwise prohibited by the applicable subordination or intercreditor agreement.

7.10                        Compliance.  Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to (a) meet the minimum funding requirements of ERISA, (b) prevent a Reportable Event or Prohibited Transaction, as defined in ERISA, from occurring, or (c) comply with the applicable provisions of the Federal Fair Labor Standards Act, or violate any other law or regulation, in each case, if the failure or violation could reasonably be expected to have a material adverse effect on a Co-Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any

Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of a Co-Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

7.11                        Subsidiary Assets.  Permit the aggregate value of assets held at Co-Borrowers’ Subsidiaries that are not co-Borrowers or Guarantors hereunder, to exceed Two Million Dollars ($2,000,000) at any time.

8                                         EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1                               Payment Default.  A Co-Borrower fails to (a) make any payment of principal or interest on any Credit Extension when due, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Revolving Line Maturity Date).  During the cure period, the failure to make or pay any payment specified under clause (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2                               Covenant Default.

(a)                                 A Co-Borrower fails or neglects to perform any obligation in Sections 6.2, 6.3, 6.4, 6.5, 6.6, 6.7, 6.8, 6.9 (to the extent this is a financial covenant), 6.10, 6.12, 6.14 or 6.15 or violates any covenant in Section 7; or

(b)                                 A Co-Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by such Co-Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then such Co-Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period).  Cure periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in clause (a) above;

8.3                               Material Adverse Change.  A Material Adverse Change occurs;

8.4                               Attachment; Levy; Restraint on Business.

(a)                                 (i) The service of process seeking to attach, by trustee or similar process, any funds of a Co-Borrower or of any entity under the control of a Co-Borrower (including a Subsidiary) in excess of Two Hundred Fifty Thousand Dollars ($250,000), or (ii) a notice of lien or levy is filed against any of a Co-Borrower’s assets with a value in excess of Two Hundred Fifty Thousand Dollars ($250,000) by any Governmental Authority, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; or

(b)                                 (i) any material portion of a Co-Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents a Co-Borrower from conducting all or any material part of its business;

8.5                               Insolvency.  (a) A Co-Borrower or any of its Subsidiaries is unable to pay its debts (including trade debts) as they become due or (ii) the Co-Borrowers and their Subsidiaries, taken as a whole on a consolidated basis, otherwise becomes insolvent; (b) a Co-Borrower or any of its Subsidiaries begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against a Co-Borrower or any of its Subsidiaries and is not dismissed or stayed within forty five (45) days (but no Credit Extensions shall be made while any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6                               Other Agreements.  There is, under any agreement to which any Co-Borrower or any Guarantor is a party with a third party or parties, (a) any default by a Co-Borrower or Guarantor resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of Two Hundred Fifty Thousand Dollars ($250,000); or (b) any breach or default by a Co-Borrower or Guarantor, the result of which could have a material adverse effect on such Co-Borrower’s or any Guarantor’s business;

8.7                               Judgments; Penalties.  One or more fines, penalties or final judgments, orders or decrees for the payment of money in an amount, individually or in the aggregate, of at least Five Hundred Thousand Dollars ($500,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against a Co-Borrower by any Governmental Authority, and the same are not, within ten (10) days after the entry, assessment or issuance thereof, discharged, satisfied, or paid, or after execution thereof, stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the satisfaction, payment, discharge, stay, or bonding of such fine, penalty, judgment, order or decree);

8.8                               Misrepresentations.  A Co-Borrower or any Person acting for a Co-Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank in connection with this Agreement or any Loan Document or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9                               Subordinated Debt.  Any document, instrument, or agreement evidencing the subordination of any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement or any applicable subordination or intercreditor agreement;

8.10                        Guaranty.  (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations (subject to any applicable grace or cure periods); (c) any circumstance described in Sections, 8.4, 8.5, 8.6, 8.7, or 8.8 of this Agreement occurs with respect to any Guarantor, (d) the death, liquidation, winding up, or termination of existence of any Guarantor; or

8.11                        Governmental Approvals.  Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could reasonably be expected to result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal (i) causes, or could reasonably be expected to cause, a Material Adverse Change, or (ii) adversely affects the legal qualifications of a Co-Borrower or any of its Subsidiaries to hold such Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or non-renewal could reasonably be expected to materially and adversely affect the status of or legal qualifications of a Co-Borrower or any of its Subsidiaries to hold any material Governmental Approval in any other jurisdiction.

9                                         BANK’S RIGHTS AND REMEDIES

9.1                               Rights and Remedies.  Upon the occurrence and during the continuance of an Event of Default, Bank may, without notice or demand, do any or all of the following:

(a)                                 declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

(b)                                 stop advancing money or extending credit for Co-Borrowers’ benefit under this Agreement or under any other agreement between Co-Borrowers and Bank;

(c)                                  demand that Co-Borrowers (i) deposit cash with Bank in an amount equal to at least (A) one hundred five percent (105.0%) of the Dollar Equivalent of the aggregate face amount of all Letters of Credit denominated in Dollars remaining undrawn, and (B) one hundred ten percent (110.0%) of the Dollar Equivalent of the aggregate face amount of all Letters of Credit denominated in a Foreign Currency remaining undrawn (plus, in each case, all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment)), to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Co-Borrowers shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;

(d)                                 terminate any FX Contracts;

(e)                                  verify the amount of, demand payment of and performance under, and collect any Accounts and General Intangibles, settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, and notify any Person owing a Co-Borrower money of Bank’s security interest in such funds.  Such Co-Borrower shall collect all payments in trust for Bank and, if requested by Bank, immediately deliver the payments to Bank in the form received from the Account Debtor, with proper endorsements for deposit;

(f)                                   make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral.  Co-Borrowers shall assemble the Collateral if Bank requests and make it available as Bank designates that is reasonably convenient to Co-Borrowers and Bank as determined by Bank in its good faith business judgment.  Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred.  Each Co-Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(g)                                  apply to the outstanding Obligations then due (including any Obligations accelerated by Bank in accordance with its right under the Code and Section 9.1(a) hereof) any (i) balances and deposits of a Co-Borrower it holds, or (ii) amount held by Bank owing to or for the credit or the account of a Co-Borrower;

(h)                                 ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral.  Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, each Co-Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, each Co-Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

(i)                                     place a “hold” on any account (other than the Excluded Accounts provided that Co-Borrowers’ Payroll Accounts shall not, at any time, contain an amount of cash in excess of the amount required to pay one (1) pay period worth of such Co-Borrower’s payroll obligations) maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(j)                                    demand and receive possession of each Co-Borrower’s Books; and

(k)                                 exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2                               Power of Attorney.  Each Co-Borrower hereby irrevocably appoints Bank as their lawful attorney-in-fact, exercisable solely following the occurrence and during the continuance of an Event of Default, to:  (a) endorse Co-Borrower’s name on any checks, payment instruments, or other forms of payment or security; (b) sign Co-Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) demand, collect, sue, and give releases to any Account Debtor for monies due, settle and adjust disputes and claims about the Accounts directly with Account Debtors, and compromise, prosecute, or defend any action, claim, case, or proceeding about any Collateral (including filing a claim or voting a claim in any bankruptcy case in Bank’s or Co-Borrower’s name, as Bank chooses) for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under Co-Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, or other claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits.  Each Co-Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Co-Borrower’s name on any financing statements or amendments thereto or continuations thereof and any other documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations (other than inchoate indemnification obligations or other obligations which, by their terms, survive termination of this Agreement) have been satisfied in full and the Loan Documents have been terminated.  Bank’s foregoing appointment as each Co-Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than inchoate indemnification obligations or other obligations which, by their terms, survive termination of this Agreement) have been fully repaid and performed and the Loan Documents have been terminated.

9.3                               Protective Payments.  If a Co-Borrower fails to timely obtain the insurance called for by Section 6.7 or fails to pay any premium thereon or fails to timely pay any other amount which such Co-Borrower is obligated to pay under this Agreement or any other Loan Document or which may be required to preserve the Collateral, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral.  Bank will make reasonable efforts to provide Co-Borrowers with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter.  No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.4                               Application of Payments and Proceeds.  If an Event of Default has occurred and is continuing, Bank shall have the right to apply in any order any funds in its possession, whether from Co-Borrowers’ account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations.  At such times, Bank shall pay any surplus to Co-Borrowers by credit to the Designated Deposit Account or to other Persons legally entitled thereto; Co-Borrowers shall remain liable to Bank for any deficiency.  If Bank, directly or indirectly, enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.

9.5                               Bank’s Liability for Collateral.  So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person.  So long as Bank complies with reasonable banking practices, Co-Borrowers bear all risk of loss, damage or destruction of the Collateral.

9.6                               No Waiver; Remedies Cumulative.  Bank’s failure, at any time or times, to require strict performance by Co-Borrowers of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith.  No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given.  Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative.  Bank has all rights and remedies provided under the Code, by law, or in equity.  Bank’s exercise of one right or remedy is not an election and shall not preclude Bank from exercising any other remedy under this Agreement or any other Loan Document or other remedy available at law or in equity, and Bank’s waiver of any Event of Default is not a continuing waiver.  Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7                               Demand Waiver.  Each Co-Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which such Co-Borrower is liable.

9.8                               Co-Borrower Liability.  Any Co-Borrower may, acting singly, request Credit Extensions hereunder.  Each Co-Borrower hereby appoints each other as agent for the other for all purposes hereunder, including with respect to requesting Credit Extensions hereunder.  Each Co-Borrower hereunder shall be jointly and severally obligated to repay all Credit Extensions made hereunder, regardless of which Co-Borrower actually receives said Credit Extension, as if each Co-Borrower hereunder directly received all Credit Extensions.  To the extent permitted by applicable law, each Co-Borrower waives (a) any suretyship defenses available to it under the Code or any other applicable law, including, without limitation, the benefit of California Civil Code Section 2815 permitting revocation as to future transactions and the benefit of California Civil Code Sections 1432, 2809, 2810, 2819, 2839, 2845, 2847, 2848, 2849, 2850, and 2899 and 3433, and (b) any right to require Bank to: (i) proceed against any Co-Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy.  Bank may exercise or not exercise any right or remedy it has against any Co-Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Co-Borrower’s liability.  Notwithstanding any other provision of this Agreement or other related document, each Co-Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating a Co-Borrower to the rights of Bank under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Co-Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by a Co-Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by a Co-Borrower with respect to the Obligations in connection with this Agreement or otherwise until the Obligations (other than inchoate indemnification obligations or other obligations which, by their terms, survive termination of this Agreement) are paid in full.  Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section 9.8 shall be null and void.  If any payment is made to a Co-Borrower in contravention of this Section 9.8, such Co-Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.

10                                  NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below.  Bank or any Co-Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Co-Borrowers:                                      Leaf Group Ltd., on behalf of all Co-Borrowers

1655 26th Street
Santa Monica, CA 90404
Attn:  Jantoon Reigersman, CFO
Email:  jantoon@leafgroup.com
Webpage:  https://ir.leafgroup.com/investor-overview/sec-filings/default.aspx

If to Bank:                                                                                   Silicon Valley Bank
1901 Main Street, Suite 300
Santa Monica, CA 90405
Attn:  Ashley Fairon, Vice President
Email:  AFairon@svb.com

11                                  CHOICE OF LAW, VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE

Except as otherwise expressly provided in any of the Loan Documents, California law governs the Loan Documents without regard to principles of conflicts of law.  Except to the extent otherwise set forth in the Loan Documents, Co-Borrowers and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank.  Each Co-Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each Co-Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court.  Each Co-Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to such Co-Borrower at the address set forth in, or subsequently provided by such Co-Borrower in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of such Co-Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH CO-BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT.  EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court.  The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure Sections 638 through 645.1, inclusive.  The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers.  All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed.  If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief.  The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings.  The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings.  The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge.  The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure Section 644(a).  Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies.  The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

This Section 11 shall survive the termination of this Agreement.

12                                  GENERAL PROVISIONS

12.1                        Termination Prior to Maturity Date; Survival.  All covenants, representations and warranties made in this Agreement shall continue in full force until this Agreement has terminated pursuant to its terms and all Obligations have been satisfied.  So long as Co-Borrowers have satisfied the Obligations (other than inchoate indemnity obligations, and any other obligations which, by their terms, are to survive the termination of this Agreement, and any Obligations under Bank Services Agreements that are cash collateralized in accordance with Section 4.1 of this Agreement), this Agreement may be terminated prior to the Revolving Line Maturity Date by Co-Borrowers, effective three (3) Business Days after written notice of termination is given to Bank.  Those obligations that are expressly specified in this Agreement as surviving this Agreement’s termination shall continue to survive notwithstanding this Agreement’s termination.  No termination of this Agreement shall in any way affect or impair any right or remedy of Bank, nor shall any such termination relieve Co-Borrowers of any Obligation to Bank, until all of the Obligations (other than inchoate indemnification obligations or other obligations which, by their terms, survive termination of this Agreement) have been paid and performed in full. Those Obligations that are expressly specified in this Agreement as surviving this Agreement’s termination shall continue to survive notwithstanding this Agreement’s termination and payment in full of the Obligations then outstanding.

12.2                        Successors and Assigns.  This Agreement binds and is for the benefit of the successors and permitted assigns of each party.  No Co-Borrower may assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion).  Bank has the right, without the consent of or notice to Co-Borrowers, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents.  Notwithstanding the foregoing, prior to the occurrence of an Event of Default that is continuing, Bank shall not assign any interest in the Loan Documents to any Person who is (a) a direct competitor of Co-Borrower (as determined by Bank in its good faith business judgment), whether as an operating company or director or indirect parent with voting control over such operating company or (b) a vulture fund or distressed debt fund.

12.3                        Indemnification.  Co-Borrowers agree to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank (each, an “Indemnified Person”) harmless against:  (i) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (ii) all losses or documented out-of-pocket expenses (including Bank Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Bank and Co-Borrowers  (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.

This Section 12.3 shall survive until all statutes of limitation with respect to the Claims, losses, and expenses for which indemnity is given shall have run.

12.4                        Time of Essence.  Time is of the essence for the performance of all Obligations in this Agreement.

12.5                        Correction of Loan Documents.  Bank may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties so long as Bank provides Co-Borrowers with written notice of such correction and allow Co-Borrowers at least ten (10) days to object to such correction.  In the event of such objection, such correction shall not be made except by an amendment signed by both Bank and Co-Borrowers.

12.6                        Amendments in Writing; Waiver; Integration.  No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, or release, or consent to the transfer of, any Collateral shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought.  Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document.  Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver.  The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.  In the event any provision of any other Loan Document is inconsistent with the provisions of this Agreement, the provisions of this Agreement shall exclusively control.

12.7                        Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.8                        Confidentiality.  In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Bank, collectively, “Bank Entities”); (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall obtain any prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein.  Confidential information does not include information that is either: (i) in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain (other than as a result of its disclosure by Bank in violation of this Agreement) after disclosure to Bank; or (ii) disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

Bank Entities may use anonymous forms of confidential information for aggregate datasets, for analyses or reporting, and for any other uses not expressly prohibited in writing by Co-Borrowers.  The provisions of the immediately preceding sentence shall survive the termination of this Agreement.

12.9                        Severability of Provisions.  Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.10                 Attorneys’ Fees, Costs and Expenses.  In any action or proceeding between Co-Borrowers and Bank arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

12.11                 Electronic Execution of Documents.  The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

12.12                 Right of Setoff.  Each Co-Borrower hereby grants to Bank a Lien and a right of setoff as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Bank (including a subsidiary of Bank) or in transit to any of them.  At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may set off the same or any part thereof and apply the same to any Obligation of any Co-Borrower then due and regardless of the adequacy of any other collateral securing the Obligations.  ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF ANY CO-BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.13                 Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

12.14                 Captions.  The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.15                 Construction of Agreement.  The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement.  In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.16                 Relationship.  The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement.  The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.17                 Third Parties.  Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

12.18                 Patriot Act. Bank hereby notifies Co-Borrowers that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies Co-Borrowers and each of their Subsidiaries, which information includes the names and addresses of Co-Borrowers and each of their Subsidiaries and other information that will allow Bank, as applicable, to identify Co-Borrowers and each of their Subsidiaries in accordance with the USA PATRIOT Act.

13                                  DEFINITIONS

13.1                        Definitions.  As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative.  As used in this Agreement, the following capitalized terms have the following meanings:

“Account” is, as to any Person, any “account” of such Person as “account” is defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to such Person.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Administrator” is an individual that is named:

(a)                                 as an “Administrator” in the “SVB Online Services” form completed by Co-Borrowers with the authority to determine who will be authorized to use SVB Online Services (as defined in Bank’s Online Banking Agreement as in effect from time to time) on behalf of a Co-Borrower; and

(b)                                 as an Authorized Signer of a Co-Borrower in an approval by the Board.

“Advance” or “Advances” means a revolving credit loan (or revolving credit loans) under the Revolving Line.

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.  For purposes of the definition of Eligible Accounts, Affiliate shall include a Specified Affiliate.

“Agreement” is defined in the preamble hereof.

“Approved Account Debtors” means those Persons listed on Annex I attached hereto (which such Annex has been approved by Bank on or prior to the Effective Date), together with any major international advertising agencies which have been approved by Bank, in advance, in writing, in its sole, but good faith business judgment.

“Argentinian Subsidiary” means OUT OF THE BOX, S.A.., a wholly owned Subsidiary of Parent organized under the laws of Argentina.

“Australian Subsidiary” means OTHER ART FAIRS AUSTRALIA PTY LTD., a wholly owned Subsidiary of Parent organized under the laws of Australia.

“Authorized Signer” is any individual listed in a Co-Borrower’s Borrowing Resolution who is authorized to execute the Loan Documents, including any Credit Extension request, on behalf of such Co-Borrower.

“Availability Amount” is (a) the lesser of (i) the Revolving Line or (ii) the amount available under the Borrowing Base minus (b) the outstanding principal balance of any Advances.

“Bank” is defined in the preamble hereof.

“Bank Entities” is defined in Section 12.9.

“Bank Expenses” are all reasonable documented out-of-pocket audit fees and reasonable documented out-of-pocket expenses, costs, and expenses (including reasonable documented out-of-pocket attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Co-Borrowers or any Guarantor.

“Bank Services”  are any products, credit services, and/or financial accommodations previously, now, or hereafter provided to a Co-Borrower or any of its Subsidiaries by Bank or any Bank Affiliate, including, without limitation, any Letters of Credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in Bank’s various agreements related thereto (each, a “Bank Services Agreement”).

“Bank Services Agreement” is defined in the definition of Bank Services.

“Board” is Parent’s board of directors.

“Borrowing Base” is eighty percent (80%) of Eligible Accounts, as determined by Bank from Co-Borrowers’ most recent Borrowing Base Statement (and as may subsequently be updated by Bank based upon information received by Bank including, without limitation, Accounts that are paid and/or billed following the date of the Borrowing Base Statement); provided, however, that, following notice to Borrower, Bank has the right to decrease the foregoing percentage in its good faith business judgment to mitigate the impact of events, conditions, contingencies, or risks which may adversely affect the Collateral or its value.

“Borrowing Base Statement” is that certain report of the value of certain Collateral in the form specified by Bank to Co-Borrowers from time to time.

“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s board of directors (and, if required under the terms of such Person’s Operating Documents, stockholders) and delivered by such Person to Bank approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that set forth as a part of or attached as an exhibit to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents, including any Credit Extension request, on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Bank may conclusively rely on such certificate unless and until such Person shall have delivered to Bank a further certificate canceling or amending such prior certificate.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.

“Cash Collateral Account” is defined in Section 6.3(c).

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Change in Control” means (a) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of forty-nine percent (49%) or more of the ordinary voting power for the election of directors of Parent (determined on a fully diluted basis) other than by the sale of such Co-Borrower’s equity securities to venture capital or private equity investors so long as Co-Borrowers identify to Bank the venture capital or private equity investors at least seven (7) Business Days prior to the closing of the transaction and provide to Bank a description of the material terms of the transaction; (b) other than by the sale of such Co-Borrower’s equity securities to venture capital or private equity investors so long as Co-Borrowers identify to Bank the venture capital or private equity investors at least seven (7) Business Days prior to the closing of the transaction and provide to Bank a description of the material terms of the transaction, during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of any Co-Borrower ceases to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or (c) at any time, a Co-Borrower shall cease to own and control, of record and beneficially, directly or indirectly, one hundred percent (100.0%) of each class of outstanding capital stock of each Subsidiary of such Co-Borrower  (unless such Subsidiary is dissolved, merged, consolidated or liquidated into a Co-Borrower or Guarantor) free and clear of all Liens (except  Liens created by this Agreement or otherwise approved in advance, in writing, by Bank).

“Claims” is defined in Section 12.3.

“Co-Borrowers” is defined in the preamble hereof.

“Co-Borrowers’ Books” are all of a Co-Borrower’s books and records including ledgers, federal and state tax returns, records regarding such Co-Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Co-Borrowers described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Compliance Statement” is that certain statement in the form attached hereto as Exhibit B.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all net obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business.  The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which a Co-Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which a Co-Borrower maintains a Securities Account or a Commodity Account, such Co-Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Extension” is any Advance, any Overadvance, Letter of Credit, FX Contract, amount utilized for cash management services, or any other extension of credit by Bank for Co-Borrowers’ benefit.

“Default Rate” is defined in Section 2.4(b).

“Deferred Revenue” is all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue.

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is the multicurrency account denominated in Dollars, account number xxx-xxxx-530 maintained by a Co-Borrower with Bank.

“Division” means, in reference to any Person which is an entity, the division of such Person into two (2) or more separate Persons, with the dividing Person either continuing or terminating its existence as part of such division, including, without limitation, as contemplated under Section 18-217 of the Delaware Limited Liability Company Act for limited liability companies formed under Delaware law, or any analogous action taken pursuant to any other applicable law with respect to any corporation, limited liability company, partnership or other entity.

“Dollar Equivalent” is, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by Bank at such time on the basis of the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America, any State or Commonwealth thereof, or the District of Columbia.

“Dutch Subsidiary” means LEAF GROUP (NETHERLANDS) B.V., a wholly owned Subsidiary of Parent organized under the laws of Netherlands.

“Effective Date” is defined in the preamble hereof.

“Eligible Accounts” means Accounts owing to a Co-Borrower which arise in the ordinary course of a Co-Borrower’s business that meet all Co-Borrowers’ representations and warranties in Section 5.3, and are due and owing from Account Debtors deemed creditworthy by Bank in its good faith business judgment.  Bank reserves the right  at any time after the Effective Date to, following notice to Co-Borrowers adjust any of the criteria set forth below and to establish new criteria in its good faith business judgment.  Unless Bank otherwise agrees in writing, Eligible Accounts shall not include:

(a)                                 Accounts (i) for which the Account Debtor is a Co-Borrower’s Affiliate, officer, employee, investor, or agent, or (ii) that are intercompany Accounts;

(b)                                 Accounts not paid within (i) one hundred twenty (120) days of invoice date for all Approved Account Debtors and (ii) ninety (90) days of invoice date for all other Account Debtors regardless of invoice payment period terms;

(c)                                  Accounts with credit balances over ninety (90) days from invoice date (or, in the case of Approved Account Debtors one hundred twenty (120) days of invoice date);

(d)                                 Accounts owing from an Account Debtor if fifty percent (50%) or more of the Accounts owing from such Account Debtor have not been paid within ninety (90) days of invoice date (or, in the case of Approved Account Debtors one hundred twenty (120) days of invoice date);

(e)                                  Accounts owing from an Account Debtor which does not have its principal place of business in the United States (except for Eligible Foreign Accounts and Approved Account Debtors);

(f)                                   Accounts billed from and/or payable to a Co-Borrower outside of the United States (sometimes called foreign invoiced accounts);

(g)                                  Accounts in which Bank does not have a first priority, perfected security interest under all applicable laws;

(h)                                 Accounts billed and/or payable in a Currency other than Dollars;

(i)                                     Accounts owing from an Account Debtor to the extent that a Co-Borrower is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise - sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts);

(j)                                    Accounts with or in respect of accruals for marketing allowances, incentive rebates, price protection, cooperative advertising and other similar marketing credits, unless otherwise approved by Bank in writing;

(k)                                 Accounts owing from an Account Debtor which is a United States government entity or any department, agency, or instrumentality thereof unless a Co-Borrower has assigned its payment rights to Bank and the assignment has been acknowledged under the Federal Assignment of Claims Act of 1940, as amended;

(l)                                     Accounts with customer deposits and/or with respect to which a Co-Borrower has received an upfront payment, to the extent of such customer deposit and/or upfront payment;

(m)                             Accounts for demonstration or promotional equipment, or in which goods are consigned, or sold on a “sale guaranteed”, “sale or return”, “sale on approval”, or other terms if Account Debtor’s payment may be conditional;

(n)                                 Accounts owing from an Account Debtor where goods or services have not yet been rendered to the Account Debtor (sometimes called memo billings or pre-billings);

(o)                                 Accounts subject to contractual arrangements between a Co-Borrower and an Account Debtor where payments shall be scheduled or due according to completion or fulfillment requirements (sometimes called contracts accounts receivable, progress billings, milestone billings, or fulfillment contracts);

(p)                                 Accounts owing from an Account Debtor the amount of which may be subject to withholding based on the Account Debtor’s satisfaction of a Co-Borrower’s complete performance (but only to the extent of the amount withheld; sometimes called retainage billings);

(q)                                 Accounts subject to trust provisions, subrogation rights of a bonding company, or a statutory trust;

(r)                                    Accounts owing from an Account Debtor that has been invoiced for goods that have not been shipped to the Account Debtor unless Bank, such Co-Borrower, and the Account Debtor have entered into an agreement acceptable to Bank wherein the Account Debtor acknowledges that (i) it has title to and has ownership of the goods wherever located, (ii) a bona fide sale of the goods has occurred, and (iii) it owes payment for such goods in accordance with invoices from such Co-Borrower (sometimes called “bill and hold” accounts);

(s)                                   Accounts for which the Account Debtor has not been invoiced;

(t)                                    Accounts that represent non-trade receivables or that are derived by means other than in the ordinary course of a Co-Borrower’s business;

(u)                                 Accounts for which a Co-Borrower has permitted Account Debtor’s (other than an Approved Account Debtor for which such time period shall be one hundred twenty (120) days) payment to extend beyond ninety (90) days (including Accounts with a due date that is more than ninety (90) days from invoice date);

(v)                                 Accounts arising from chargebacks, debit memos or other payment deductions taken by an Account Debtor;

(w)                               Accounts arising from product returns and/or exchanges (sometimes called “warranty” or “RMA” accounts);

(x)                                 Accounts in which the Account Debtor disputes liability in writing or makes any claim in writing (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding (whether voluntary or involuntary), or becomes insolvent, or goes out of business;

(y)                                 Accounts owing from an Account Debtor with respect to which a Co-Borrower has received Deferred Revenue (but only to the extent of such Deferred Revenue); and

(z)                                  Accounts owing from an Account Debtor, whose total obligations to a Co-Borrower exceed twenty-five percent (25%) of all Accounts, except for ALPHABET, INC. and its Affiliates, for which such percentage is thirty-five percent (35%), for the amounts that exceed that percentage, unless Bank approves in writing.

“Eligible Foreign Accounts” means Accounts owing from an Account Debtor which does not have its principal place of business in the United States that (A) (i) otherwise qualifies as Eligible Accounts, (ii) are billed and collected within the United States, and (iii) are owing from an Account Debtor with a principal place of business in Canada or (B) that Bank otherwise approves of in writing, in advance, in its sole discretion.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“Exchange Act” is the Securities Exchange Act of 1934, as amended.

“Financial Statement Repository” is each of (a) C4344e@svb.com or such other means of collecting information approved and designated by Bank after providing notice thereof to a Co-Borrower from time to time and (b) Bank’s online banking platform as described in Section 6.12.

“Foreign Currency” means lawful money of a country other than the United States.

“Foreign Subsidiary” is any Subsidiary that is not a Domestic Subsidiary.

“Funding Date” is any date on which a Credit Extension is made to or for the account of Co-Borrowers which shall be a Business Day.

“FX Contract” is any foreign exchange contract by and between a Co-Borrower and Bank under which such Co-Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency on a specified date.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” is any Person providing a Guaranty in favor of Bank.

“Guaranty” is any guarantee of all or any part of the Obligations, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 12.3.

“Initial Audit” is Bank’s inspection of Co-Borrowers’ Accounts, the Collateral, and Co-Borrowers’ Books, with results satisfactory to Bank in its good faith business judgment.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following:

(a)                                 its Copyrights, Trademarks and Patents;

(b)                                 any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how and operating manuals;

(c)                                  any and all source code;

(d)                                 any and all design rights;

(e)                                  any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f)                                   all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of a Co-Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“IP Agreements” are those certain Intellectual Property Security Agreements executed and delivered by each Co-Borrower to Bank dated as of the Effective Date, as may be amended, modified or restated from time to time.

“Key Person” is any of Parent’s (a) Chief Executive Officer, who is Sean Moriarty as of the Effective Date, and (b) Chief Financial Officer, who is Jantoon Reigersman as of the Effective Date.

“Letter of Credit” is a standby or commercial letter of credit issued by Bank upon request of a Co-Borrower based upon an application, guarantee, indemnity, or similar agreement.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” are, collectively, this Agreement and any schedules, exhibits, certificates, notices, and any other documents related to this Agreement, the IP Agreements, any Bank Services Agreement, any subordination agreement, any note, or notes or guaranties executed by a Co-Borrower or any Guarantor, and any other present or future agreement by a Co-Borrower and/or any Guarantor with or for the benefit of Bank, all as amended, restated, or otherwise modified.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or financial condition of  Co-Borrowers; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Monthly Financial Statements” is defined in Section 6.2(c).

“Obligations” are Co-Borrowers’ obligations to pay when due any debts, principal, interest, fees, Bank Expenses, the Unused Revolving Line Facility Fee, and other amounts Co-Borrowers owe Bank now or later, whether under this Agreement, the other Loan Documents, or otherwise, including, without limitation, all obligations relating to Bank Services and interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Co-Borrowers assigned to Bank, and to perform Co-Borrowers’ duties under the Loan Documents.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Overadvance” is defined in Section 2.3.

“Parent” is defined in the preamble hereof.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Perfection Certificate” is defined in Section 5.1.

“Permitted Indebtedness” is:

(a)                                 Co-Borrowers’ Indebtedness to Bank under this Agreement and the other Loan Documents;

(b)                                 Indebtedness existing on the Effective Date which is shown on the Perfection Certificate;

(c)                                  Subordinated Debt;

(d)                                 unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(e)                                  Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(f)                                   Indebtedness secured by Liens permitted under clauses (a) and (c) of the definition of “Permitted Liens” hereunder;

(g)                                  extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (f) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon a Co-Borrower or its Subsidiary, as the case may be;

(h)                                 to the extent constituting Indebtedness, Permitted Investments;

(i)                                     Indebtedness (i) owing by a Co-Borrower or Guarantor in a Co-Borrower or Guarantor, (ii) owing by any Subsidiary that is not a guarantor to any Subsidiary that is not a guarantor;

(j)                                    Indebtedness incurred in connection with workers compensation claims, disability, health and other employee benefits and self-insurance obligations or other employee benefits or property, casualty or liability insurance pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(k)                                 Indebtedness owed to any Person (including obligations in respect of letters of credit, bankers’ acceptances or similar instruments issued for the benefit of such Person) providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(l)                                     Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;

(m)                             to the extent constituting Indebtedness, intercompany transfer pricing agreements entered into on commercially reasonable terms and approved by the Board in the ordinary course of business;

(n)                                 to the extent constituting Indebtedness, up to Fifty Thousand Dollars ($50,000) of obligations outstanding at any time incurred in respect of netting services or overdraft protection in connection with deposit or securities accounts maintained with financial institutions other than Bank in the ordinary course of business;

(o)                                 other Indebtedness not otherwise permitted hereunder not to exceed Two Hundred Fifty Thousand Dollars ($250,000) at any time outstanding; and

(p)                                 extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (n) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a)                                 Investments (including, without limitation, Subsidiaries) existing on the Effective Date which are shown on the Perfection Certificate;

(b)                                 (i) Investments consisting of Cash Equivalents and (ii) any Investments permitted by Borrower’s investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved, in advance, in writing, by Bank;

(c)                                  Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of a Co-Borrower;

(d)                                 Investments consisting of deposit accounts (but only to the extent that Co-Borrowers are permitted to maintain such accounts pursuant to Section 6.8 of this Agreement) in which, to the extent required pursuant to Section 6.8, Bank has a first priority perfected security interest;

(e)                                  Investments accepted in connection with Transfers permitted by Section 7.1;

(f)                                   Investments consisting of the creation of a Subsidiary for the purpose of consummating a merger transaction permitted by Section 7.3 of this Agreement, which is otherwise a Permitted Investment;

(g)                                  Investments (i) by a Co-Borrower or a Guarantor in another Co-Borrower or Guarantor, (ii) by a Co-Borrower or Guarantor in Subsidiaries that are not Co-Borrowers or Guarantors hereunder not to exceed (A) One Hundred Fifty Thousand Dollars ($150,000) in the aggregate in any calendar month and (B) One Million Two Hundred Fifty Thousand Dollars ($1,250,000) in the aggregate in any fiscal year, and (iii) by Subsidiaries that are not Co-Borrowers or Guarantors hereunder in other Subsidiaries that are not Co-Borrowers or Guarantors hereunder, or in a Co-Borrower or Guarantor;

(h)                                 Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of a Co-Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by the Board;

(i)                                     Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(j)                                    Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (j) shall not apply to Investments of a Co-Borrower in any Subsidiary;

(k)                                 joint ventures or strategic alliances in the ordinary course of a Co-Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash investments by a Co-Borrower do not exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate in any fiscal year; and

(l)                                     Investments consisting of deposits and other credits to suppliers made in the ordinary course of business and deposits described in the definition of “Permitted Liens”;

(m)                             Investments consisting of the formation of a Subsidiary;

(n)                                 to the extent constituting Investments, and so long as Co-Borrowers remain in compliance with subsection (g) set forth above, intercompany transfer pricing agreements entered into on commercially reasonable terms and approved by the Board in the ordinary course of business; and

(o)                                 Investments not otherwise permitted in an aggregate amount of not more than Two Hundred Fifty Thousand Dollars ($250,000) in each fiscal year.

“Permitted Liens” are:

(a)                                 Liens existing on the Effective Date which are shown on the Perfection Certificate or arising under this Agreement or the other Loan Documents;

(b)                                 Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which a Co-Borrower maintains adequate reserves on such Co-Borrower’s Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c)                                  purchase money Liens or capital leases (i) on Equipment acquired or held by a Co-Borrower incurred for financing the acquisition of the Equipment securing no more than Three Hundred Fifty Thousand Dollars ($350,000) in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d)                                 Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e)                                  Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f)                                   Liens incurred in the extension, renewal or refinancing of the Indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(g)                                  leases or subleases of real property granted in the ordinary course of a Co-Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of a Co-Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest therein;

(h)                                 non-exclusive licenses of Intellectual Property granted to third parties in the ordinary course of business, and licenses of Intellectual Property that could not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States;

(i)                                     Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7;

(j)                                    Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods;

(k)                                 Liens in favor of financial institutions arising in connection with deposit or securities accounts held at such financial institutions, provided that such Liens only secure fees and service charges and customary chargebacks or reversals of credits associated with such accounts;

(l)                                     leases or subleases of real property granted in the ordinary course of business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of business;

(m)                             the following deposits, to the extent made in the ordinary course of business:  deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than Liens arising under ERISA or environmental Liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds;

(n)                                 Liens on insurance proceeds in favor of insurance companies granted solely as security for financed premiums;

(o)                                 Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of business and imposed without enforcement action of such parties;

(p)                                 Liens not otherwise permitted hereunder securing Indebtedness not to exceed Two Hundred Fifty Thousand Dollars ($250,000) at any time outstanding.

“Permitted Paypal Account Amount” is (a) a total amount not to exceed Two Million One Hundred Thousand Dollars ($2,100,000) minus all amounts in the Barclays Account, the NAB Account and the BofA Account at all times prior to the date on which the Barclays Account and the NAB Account are closed and all amounts therein transferred to Co-Borrowers’ accounts at Bank or Bank Affiliates, and (b) One Million Six Hundred Thousand Dollars ($1,600,000) minus all amounts in the BofA Account at all times after the date on which the Barclays Account and NAB Account are closed and all proceeds therein transferred to Co-Borrowers’ accounts at Bank or Bank Affiliates.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prime Rate” is the rate of interest per annum from time to time published in the money rates section of The Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that, in the event such rate of interest is less than zero, such rate shall be deemed to be zero for purposes of this Agreement; and provided further that if such rate of interest, as set forth from time to time in the money rates section of The Wall Street Journal, becomes unavailable for any reason as determined by Bank, the “Prime Rate” shall mean the rate of interest per annum announced by Bank as its prime rate in effect at its principal office in the State of California (such Bank announced Prime Rate not being intended to be the lowest rate of interest charged by Bank in connection with extensions of credit to debtors); provided that, in the event such rate of interest is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Regulatory Change” means, with respect to Bank, any change on or after the date of this Agreement in United States federal, state, or foreign laws or regulations, including Regulation D, or the adoption or making on or after such date of any interpretations, directives, or requests applying to a class of lenders including Bank, of or under any United States federal or state, or any foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means, as of any date of determination, such amounts as Bank may from time to time establish and revise in its good faith business judgment, reducing the amount of Advances and other financial accommodations which would otherwise be available to Co-Borrowers (a) to reflect events, conditions, contingencies or risks which, as determined by Bank in its good faith business judgment, do or may adversely affect (i) the Collateral or any other property which is security for the Obligations or its value (including without limitation any increase in delinquencies of Accounts), (ii) the assets, business or prospects of a Co-Borrower or any Guarantor, or (iii) the security interests and other rights of Bank in the Collateral (including the enforceability, perfection and priority thereof); or (b) to reflect Bank’s reasonable belief that any collateral report or financial information furnished by or on behalf of a Co-Borrower or any Guarantor to Bank is or may have been incomplete, inaccurate or misleading in any material respect; or (c) in respect of any state of facts which Bank determines constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of a Co-Borrower.

“Restricted License” is any material license or other similar material agreement with respect to which a Co-Borrower is the licensee (a) that prohibit such Co-Borrower from granting a security interest in such Co-Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with Bank’s right to sell any Collateral.

“Revolving Line” is an aggregate original principal amount equal to Ten Million Dollars ($10,000,000).

“Revolving Line Maturity Date” is November 5, 2020.

“SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Specified Affiliate” is any Person (a) more than ten percent (10.0%) of whose aggregate issued and outstanding equity or ownership securities or interests, voting, non-voting or both, are owned or held directly or indirectly, beneficially or of record, by a Co-Borrower, and/or (b) whose equity or ownership securities or interests representing more than ten percent (10.0%) of such Person’s total outstanding combined voting power are owned or held directly or indirectly, beneficially or of record, by a Co-Borrower.

“Streamline Period” is, on and after the Effective Date, provided no Event of Default has occurred and is continuing, the period (a) commencing on the first day of the month following the day that Co-Borrowers maintain an Availability Amount, in an amount greater than the lesser of (i) thirty percent (30%) of the Borrowing Base, or (ii) Three Million Dollars ($3,000,000) (the “Excess Availability”); and (b) terminating on the earlier to occur of (i) the occurrence of an Event of Default, and (ii) the first day thereafter in which Co-Borrowers fail to maintain the Excess Availability, as calculated by Bank.  Upon termination of a Streamline Period, Co-Borrowers must maintain the required Excess Availability each consecutive day for one (1) fiscal quarter as determined by Bank, prior to entering into a subsequent Streamline Period.  Each Streamline Period shall commence on the first day of the monthly period following the date Bank determines that the conditions set forth herein have been achieved.

“Subordinated Debt” is indebtedness incurred by a Co-Borrower subordinated to all of such Co-Borrower’s now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance reasonably satisfactory to Bank entered into between Bank and the other creditor), on terms reasonably acceptable to Bank.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of a Co-Borrower.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of a Co-Borrower connected with and symbolized by such trademarks.

“Transfer” is defined in Section 7.1.

“UK Subsidiary” means OTHER ART FAIRS LTD., a wholly owned Subsidiary of Parent organized under the laws of England and Wales.

“Unused Revolving Line Facility Fee” is defined in Section 2.5(b).

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

CO-BORROWERS:

LEAF GROUP LTD.		DENY DESIGNS, LLC, by Leaf Group Ltd., its sole member

By:	/s/ Sean Moriarty	By:	/s/ Jantoon Reigersman

Name:	Sean Moriarty	Name:	Jantoon Reigersman

Title:	Chief Executive Officer	Title:	Chief Financial Officer

SOCIETY6, LLC, by Leaf Group Ltd., its sole member		SAATCHI ONLINE, INC.

By:	/s/ Jantoon Reigersman	By:	/s/ Sean Moriarty

Name:	Jantoon Reigersman	Name:	Sean Moriarty

Title:	Chief Financial Officer	Title:	President and Chief Executive Officer

WELL+GOOD LLC, by Leaf Group Ltd., its sole member		OTHER ART FAIRS, LLC, by Leaf Group Ltd., its sole member

By:	/s/ Jantoon Reigersman	By:	/s/ Jantoon Reigersman

Name:	Jantoon Reigersman	Name:	Jantoon Reigersman

Title:	Chief Financial Officer	Title:	Chief Financial Officer

LS MEDIA HOLDINGS, LLC, by Leaf Group Ltd., its sole member		LEAF GROUP SERVICES, LLC, by Leaf Group Ltd., its sole member

By:	/s/ Jantoon Reigersman	By:	/s/ Jantoon Reigersman

Name:	Jantoon Reigersman	Name:	Jantoon Reigersman

Title:	Chief Financial Officer	Title:	Chief Financial Officer

LEAF OIYS, LLC, by Leaf Group Ltd., its sole member

By:	/s/ Jantoon Reigersman

Name:	Jantoon Reigersman

Title:	Chief Financial Officer

[Signatures continued on the following page]

[Signature Page to Loan and Security Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BANK:

SILICON VALLEY BANK

By	/s/ Andrea Jones

Name:	Andrea Jones

Title:	Vice President

[Signature Page to Loan and Security Agreement]

EXHIBIT A - COLLATERAL DESCRIPTION

The Collateral consists of all of Co-Borrowers’ right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, Intellectual Property, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

all of each Co-Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, subject to the terms set forth in the Agreement, the Collateral does not include (i) any intent-to-use trademarks at all times prior to the first use thereof, whether by the actual use thereof in commerce, the recording of a statement of use with the United States Patent and Trademark Office or otherwise; (b) rights held under a license that are not assignable by their terms without the consent of the licensor thereof (but only to the extent such restriction on assignment is enforceable under applicable law); (c) any interest of Co-Borrower as a lessee under an Equipment lease if Co-Borrower is prohibited by the terms of such lease from granting a security interest in such lease or under which such an assignment or Lien would cause a default to occur under such lease; provided, however, that upon termination of such prohibition, such interest shall immediately become Collateral without any action by Co-Borrower or Bank or (d) more than sixty-five percent (65%) of Co-Borrowers’ direct or beneficial ownership interest of any Foreign Subsidiary.

Exhibit A - 1